Exhibit 99.1


FOR IMMEDIATE RELEASE
October 18, 2000

FOR FURTHER INFORMATION CONTACT:

AT TROY:                                    AT CATSKILL:
Daniel J. Hogarty, Jr., Chairman            Wilbur J. Cross, Chairman, President
President & Chief Executive Officer         & Chief Executive Officer
(518) 270-3312                              (518) 943-3626, Ext.22

Edward M. Maziejka, Jr.                     David J. DeLuca
Vice President & Chief Financial            Vice President & Chief Financial
Officer  (518) 270-3274                     Officer (518) 943-3626, Ext. 53

TROY RECEIVES REGULATORY APPROVALS TO ACQUIRE CATSKILL;
CATSKILL SHAREHOLDERS APPROVE ACQUISITION

TROY and CATSKILL, N.Y. - (BUSINESS WIRE) October 18, 2000 -- Troy Financial Corporation (Nasdaq: TRYF), holding company for The Troy Savings Bank and The Troy Commercial Bank, and Catskill Financial Corporation (Nasdaq: CATB), holding company for Catskill Savings Bank, announced the receipt of regulatory and shareholder approvals for their merger transaction. Troy has received required regulatory approvals from the New York State Banking Department, as well as the Federal Deposit Insurance Corporation, to acquire Catskill Financial Corporation and Catskill Savings Bank. Also, at a special meeting yesterday, Catskill's shareholders overwhelmingly approved the adoption of the Agreement and Plan of Merger with Troy Financial Corporation.

The parties expect to close the transaction on or about November 10, 2000. In the transaction, Catskill shareholders will receive $23.00 in cash for each share of common stock.

Daniel J. Hogarty, Jr., Chairman, President and Chief Executive Officer of Troy, stated that, "the acquisition is an important step forward in Troy's strategic plan to grow and serve the financial needs of individuals, businesses, not-for-profit organizations, and municipal and governmental units in and near its present locations." He also noted that, "increasing our service capabilities in a new market with an established and highly regarded community bank, which has shared philosophies, is a significant opportunity and reflects the continued commitment by Troy to enhance customer service and shareholder returns."

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Wilbur J. Cross,  Chairman,  President and Chief  Executive  Officer of Catskill
Financial stated that, "We are extremely pleased that our shareholders concurred with Management's belief that this transaction rewarded our shareholders with a substantial premium over our book value, as well as the market value of our shares prior to the deal announcement."

Through its two banking subsidiaries, The Troy Savings Bank and The Troy Commercial Bank, Troy operates as a community based, full service financial institution offering a wide variety of business and retail banking products through 14 offices in the six New York Counties of Albany, Saratoga, Schenectady, Warren, Washington, and Rensselaer. Troy offers a full range of trust, insurance, and investment services, as well as FDIC insured deposit products. Troy also originates real estate mortgages, both residential and commercial, commercial business loans, and consumer loans.

Catskill Financial Corporation is a unitary thrift holding company, whose only subsidiary is Catskill Savings Bank. Catskill Savings Bank operates seven full-service banking offices, and is the largest banking institution in Greene County, New York.